Exhibit 16.1

April 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Form 6-K dated April 20, 2021 of China Xiangtai Food Co., Ltd. and are in agreement with the statements contained in item 4.01 therein pertains to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey